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                                                               EXHIBIT 10.1


                     EIGHTH AMENDED AND RESTATED REVOLVING


                                CREDIT AGREEMENT


                                     Among


                         GULF ISLAND FABRICATION, INC.,
                                  AS BORROWER,

                              GULF ISLAND, L.L.C.,

                            DOLPHIN SERVICES, INC.,

                        VANGUARD OCEAN SERVICES, L.L.C.,

                                SOUTHPORT, INC.,
                           AS EXISTING SUBSIDIARIES,

                   BANK ONE, LOUISIANA, NATIONAL ASSOCIATION,

                                      AND

                             WHITNEY NATIONAL BANK,
                                   AS BANKS,

                                      AND

                   BANK ONE, LOUISIANA, NATIONAL ASSOCIATION
                                    AS AGENT




                     Dated effective as of January 1, 2000
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                     EIGHTH AMENDED AND RESTATED REVOLVING
                                CREDIT AGREEMENT

     THIS EIGHTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the "Agreement"), dated effective as of the 1st day of January, 2000, by and among GULF ISLAND FABRICATION, INC., a Louisiana corporation ("Borrower"), GULF ISLAND, L.L.C., a Louisiana limited liability company ("Gulf Island Subsidiary"), DOLPHIN SERVICES, INC., a Louisiana corporation ("Dolphin"), SOUTHPORT, INC., a Louisiana corporation ("Southport"), VANGUARD OCEAN SERVICES, L.L.C., a Louisiana limited liability company ("VOS" and together with Gulf Island Subsidiary, Dolphin, and Southport, each an "Existing Subsidiary" and, collectively, the "Existing Subsidiaries"), WHITNEY NATIONAL BANK, a national banking association ("Whitney"), BANK ONE, LOUISIANA, N.A., a national banking association, in its individual capacity ("Bank One") (each of Whitney and Bank One being sometimes referred to individually as a "Bank" and collectively as the "Banks"), and BANK ONE, LOUISIANA, N.A., a national banking association, in its capacity as agent for Banks as set forth hereinafter (the "Agent").

                                   RECITALS:

     A. Borrower, Dolphin, Southport, Banks, and Agent entered into that certain Seventh Amended and Restated Revolving Credit and Term Loan Agreement, dated effective as of August 21, 1998 (the "Credit Agreement") which amended and restated the then existing credit arrangements among Borrower, Dolphin, Southport, Banks and Agent. Borrower, Dolphin, Southport, Banks, and Agent entered into that certain First Amendment to Seventh Amended and Restated Revolving Credit Agreement dated effective as of June 23, 1999 (the "First Amendment").

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     B.  Since the date of the First Amendment, Borrower has created Gulf Island
Subsidiary and VOS as new Subsidiaries.

     C. Contemporaneously herewith and with the consent of Banks and Agent, Borrower has contributed substantially all of its corporeal operating assets to Gulf Island Subsidiary.

     D. Borrower, Banks and Agent desire to amend and restate their existing credit arrangements in order, among other reasons, to acknowledge Borrower's transfer of its operating assets to Gulf Island Subsidiary, to permit Borrower to begin to implement its business plan for VOS, and to add Gulf Island Subsidiary and VOS as parties to the Credit Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and undertakings herein contained, Borrower, the Existing Subsidiaries, Banks and Agent hereby agree as follows:

     Section 1. Relation to Prior Credit Arrangements. Subject to the terms and conditions hereof, each Bank severally agrees that Borrower's obligations as evidenced by the Credit Agreement, as amended by the First Amendment (as so amended, the "Prior Credit Agreement") and the notes issued thereunder (together with all other notes previously issued to evidence the Revolving Credit Facility, the "Prior Notes") shall be modified and restated in their entirety on the terms and conditions set forth herein. To the extent there is any conflict between the Prior Credit Agreement and this Agreement or the Prior Notes and the Notes, the provisions of this Agreement and the Notes shall govern. To the extent this Agreement or the Notes is or are silent on any matter or provision contained in the Prior Credit Agreement or the Prior Notes, such matter or provision of the Prior Credit Agreement or the Prior Notes shall be deemed to be revoked. Borrower,

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the Existing Subsidiaries and Banks acknowledge and agree that (i) the modification and restatement of the Obligations under the terms and conditions set forth herein do not constitute a payment, prepayment or novation of the Obligations evidenced by the Prior Credit Agreement and the Prior Notes and (ii) the Obligations continue to be secured by the Existing Security with the original rank and priority thereof.

     1.1 Revolving Credit Facility. Banks shall make available to Borrower a revolving line of credit (the "Revolving Credit Facility") in the maximum principal amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000) (as modified pursuant to Section 4.4 below, the "Revolving Commitment"), which Revolving Credit Facility may be drawn upon by Borrower on any Business Day of Banks during the period from the date hereof until and including December 31, 2001, or such earlier date as may be fixed by Borrower on at least one (1) Business Day's telephonic notice to Agent, to be confirmed in writing by Borrower, in the form of the issuance by Banks on behalf of and for the account of Borrower or one of its Subsidiaries, other than the Excluded Subsidiaries, of irrevocable stand-by letters of credit in the form provided for by, and containing such terms and conditions as are acceptable to Banks and in such amounts as Borrower may from time to time request (each such letter of credit, as well as any letters of credit issued pursuant to and in accordance with the Prior Credit Agreement or any predecessor agreement which remain outstanding on the date hereof, being hereinafter referred to individually as a "Letter of Credit" and collectively as the "Letters of Credit") or in the form of actual fundings to Borrower by Banks in such amounts as Borrower may from time to time request (each such funding, as well as the aggregate amount of the Prior Notes previously funded by Banks and outstanding on the date hereof, being

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hereinafter referred to individually as an "Advance" and collectively as the
"Advances"), so long as (a) the aggregate principal amount of all Letters of Credit outstanding at any one time does not exceed the LC Commitment and (b) the aggregate principal amount of all Letters of Credit and of all Advances outstanding at any one time does not exceed the Revolving Commitment. The Revolving Commitment available to Borrower and its Subsidiaries, other than the Excluded Subsidiaries, from time to time under the Revolving Credit Facility shall be reduced by the aggregate of the face amount of any outstanding Letters of Credit and of all unpaid Advances made by Banks to Borrower pursuant to this Agreement and the remaining amount of the Revolving Commitment shall constitute the "Unused Commitment". Any draws made under the Letters of Credit by the beneficiaries thereof shall constitute Advances as defined in this Agreement. If a draw is made under a Letter of Credit issued for the account of a Subsidiary, Borrower shall immediately reimburse Banks for the full amount of such draw. The Unused Commitment available under the Revolving Credit Facility shall be restored but simultaneously reduced by the amount of any Advances which are made to Borrower to reimburse Banks for draws under the Letters of Credit. No Subsidiary shall be entitled to actual fundings by Banks under the Revolving Commitment, and all Letters of Credit issued on behalf of Subsidiaries shall only be issued at Borrower's request. The Excluded Subsidiaries shall not be entitled to have Letters of Credit issued in their names.

     1.2 Borrowing Procedure Under the. Agent shall receive at least one (1) Revolving Credit Facility Business Day's prior telephonic notice from Borrower (to be confirmed in writing by Borrower) of each proposed Letter of Credit and of each LIBO Rate Advance to be issued under the Revolving Credit Facility. If notice is received by

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Agent by 1:00 p.m., New Orleans time, Borrower may obtain a Prime Rate Advance under the Revolving Credit Facility on the same Business Day Borrower requests such Prime Rate Advance by telephonic notice (to be subsequently confirmed in writing by Borrower). If all conditions precedent to the issuance of any such Letter of Credit or any such Advance have been met, Agent will, without any further consent or approval from Banks, or either one of them, on the date requested make each Letter of Credit or Advance available to Borrower at Agent's office at 201 St. Charles Avenue, New Orleans, Louisiana 70170, and each Letter of Credit or Advance shall be shared equally by Banks.

     1.3 Terms and Conditions Governing. The terms and conditions governing the Letters of Credit issuance of Letters of Credit by Banks on behalf of and for the account of Borrower and its Subsidiaries, other than the Excluded Subsidiaries (which shall not be entitled to have Letters of Credit in their names), shall be provided for by Agent in its standard form of Application for Stand-By Letter of Credit, a copy of which is attached hereto as Exhibit "A", with appropriate insertions and such additional terms and conditions governing the issuance of specific Letters of Credit as may be agreed upon by Borrower and Agent at the time of Borrower's request to Agent for the issuance thereof. All such Applications for Letters of Credit to be issued on behalf of a Subsidiary shall be executed by an authorized officer of such Subsidiary, as applicant, and shall also be executed by an authorized officer of Borrower, in Borrower's capacity as guarantor. Upon Agent's issuance of a Letter of Credit, one-half (1/2) of the amount of such Letter of Credit shall automatically be deemed to have been provided by Whitney, and, without the necessity of further documentation transferring an interest in the Letter of Credit to

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Whitney, Whitney shall possess a one-half ( 1/2) interest in all rights and obligations accruing to and incurred by Agent with respect to such Letter of Credit. Whitney shall record its one-half ( 1/2) share of any draws on the Letter of Credit on the schedule attached to its Revolving Note as provided in
Section 2.1 below.

     1.4 Liability of Subsidiaries. Although Borrower shall be the sole entity to receive actual fundings under the Revolving Credit Commitment, Borrower and each of its Subsidiaries, other than the Excluded Subsidiaries, shall be liable in solido to the Banks for all Advances made by Banks to Borrower under this Agreement and for all obligations with respect to Letters of Credit issued under the Revolving Credit Commitment. Each Subsidiary other than the Excluded Subsidiaries shall execute and deliver the Continuing Subsidiary Guaranty to the Agent on behalf of the Banks in the form attached as Exhibit "B" (the "Guaranty"). Borrower shall promptly notify Agent of Borrower's creation or acquisition of any new Subsidiary after the effective date of this Agreement and shall cause such new Subsidiary to sign a continuing guaranty and such documentation as Agent requests to make such new Subsidiary a party to this Agreement. Until such new Subsidiary signs the requested documentation, Banks shall not issue any Letters of Credit on behalf of such new Subsidiary.

     1.5 Obligations Absolute. Although Borrower and its Subsidiaries, other than the Excluded Subsidiaries, are liable in solido for the payment and performance of all Obligations pursuant to Section 1.4, the obligations of each Subsidiary, other than the Excluded Subsidiaries, shall, with respect to all Obligations under this Agreement other than the repayment of any draws under Letters of Credit issued in such Subsidiary's name, be deemed those of a guarantor, and the Obligations of Borrower shall, with

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

respect to the repayment of draws on Letters of Credit issued in a Subsidiary's name, likewise be deemed those of a guarantor. Each party's liability for the Obligations, whether as a primary obligor or as a guarantor, is, however, absolute and shall not be affected by, modified or impaired upon the happening from time to time of any event, including, without limitation, any of the following, whether or not such event shall occur with notice to, or the consent of, the party affected: (i) the waiver, surrender, compromise, settlement, discharge, release or termination of any portion of the Obligations, (ii) the bankruptcy, other insolvency, dissolution or liquidation of any other party liable on the Obligations, (iii) the discharge or release of any other party liable on the Obligations from its liability to pay or perform such Obligations (whether with Banks' consent or otherwise), (iv) the release of any Collateral securing the Obligations, (v) Banks' taking or failing to take any action referred to in any Loan Document, or any other documents executed in connection therewith or evidencing any other portion of the Obligations or (vi) any failure, omission, delay or lack of diligence on the part of Banks in the enforcement, assertion or exercise of any right, power or remedy conferred on Banks in any Loan Document, or any other documents executed in connection therewith or evidencing any portion of the Obligations, or the inability of Banks to enforce any provision of any such documents or Obligations for any other reason, or any other act or omission on the part of Banks.

Section 2.  Notes Evidencing Borrowings.

     2.1 Notes. The Advances (including, without limitation, the outstanding indebtedness of Borrower to Banks under the Prior Notes which, as provided in
Section 1.1, shall be deemed an "Advance" hereunder) shall be evidenced by two
(2) promissory

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notes of Borrower payable to the order of Bank One and Whitney, respectively, each in the original principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000) and in the forms set forth as Exhibits "C" and "D" to this Agreement (each such note, together with any and all renewals, modifications, extensions, amendments, supplements and/or substitutions therefor, being sometimes referred to herein individually as a "Note" and collectively as the "Notes"), with appropriate insertions, each of which shall be dated the date hereof and shall be payable in full on December 31, 2001. All Advances made by Banks to Borrower pursuant to this Agreement and all payments of principal shall be recorded by Banks on the schedule attached to each Note, but Banks' failure to record or to record correctly such Advances shall in no way affect Borrower's obligation to repay same.

     2.2 No Novation. The execution and delivery of the Notes shall not constitute a payment, prepayment or novation of the obligations of Borrower heretofore evidenced by the Prior Notes, but does constitute a renewal and restatement of the Prior Notes in their entirety.

I. Section 3. Interest and Fees.

     3.1 Interest -- Revolving Credit Facility. In the absence of an Event of Default, the unpaid principal of the Notes shall bear interest until paid at the Prime Rate, adjusted daily, or the LIBO Rate, or some combination thereof, as specified in Section 3.6 below. Interest prior to maturity shall be payable quarterly in arrears on the last day of each March, June, September and December commencing March 31, 2000, and continuing until maturity. Interest after maturity of the Notes for any reason whatsoever shall be increased to the Prime Rate plus three percent (3%) and shall be payable

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on demand. Upon the issuance of a Letter of Credit by Agent on behalf of and for the account of Borrower or one of its Subsidiaries, a fee of one percent (1%) per annum on the principal amount of such Letter of Credit shall be payable by Borrower for the number of days such Letter of Credit is to remain outstanding.
A fee on the Unused Commitment of three-sixteenths (3/16) of one percent (1%) per annum shall be payable by Borrower quarterly in arrears on the last day of each March, June, September and December commencing March 31, 2000, and continuing until maturity.

     3.2 Default Rate. If an Event of Default shall occur in the payment on or before the due date of any principal or interest due hereunder or under any of the other Loan Documents, including, without limitation, the Notes, Borrower will pay interest thereon (retroactively) from the date of the Event of Default on such payment up to the date of the actual payment (as well after as before judgment) at the Prime Rate plus three percent (3%) (the "Default Rate"), without regard to whether there has been an acceleration of the payment of principal. Such interest at the Default Rate shall be payable on demand.

     3.3 Prime Rate. "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by the Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said Prime Rate changes.

     3.4 Origination Fee. No origination fee shall be payable by Borrower.

     3.5 Method of Calculating Interest and Fees. Interest at the Prime Rate and any fee shall be computed on the basis of a year consisting of 365 days and paid for

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actual days elapsed, and interest at the LIBO Rate shall be computed on the basis of a year consisting of 360 days.

     3.6 Interest Rate Options. Until an Event of Default occurs, Borrower shall have the following interest rate options:

          (a) Advances to Borrower under the Revolving Credit Facility may from time to time be (i) LIBO Rate Advances, (ii) Prime Rate Advances, or (iii) any combination thereof, as determined by Borrower with respect to its Advances and noticed to Agent in accordance with paragraphs (b), (c), and
     (d) below; provided that no Advance shall be made to Borrower as a LIBO Rate Advance under the Revolving Credit Facility after the day that is one month prior to the Termination Date. For purposes of this paragraph (a), an Advance shall be deemed "made" upon an initial borrowing by Borrower under paragraph (b) below, any conversion of such Advance under paragraph (c) below, and upon any continuation of such Advance under paragraph (d) below.

          (b) With respect to any new Advance, Borrower shall provide Agent with telephonic notice of its intended borrowing, which notice for LIBO Rate Advances must be received by Agent prior to 10:00 A.M., New Orleans time, at least one (1) Business Day prior to the requested Borrowing Date and for Prime Rate Advances must be received by Agent prior to 1:00 p.m., New Orleans time, on the Business Day for which the Prime Rate Advance is requested, and which notice shall specify (i) the amount to be borrowed,
     (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of LIBO Rate Advances or Prime Rate Advances or a combination thereof, (iv) the respective amounts of each such type

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     of Advance, and (v) if the borrowing is to be entirely or partly of LIBO
     Rate Advances, the respective lengths of the Interest Periods therefor.

          (c) Borrower may elect from time to time to convert any of its LIBO Rate Advances to Prime Rate Advances by giving Agent telephonic notice of such election, which notice must be received by Agent prior to 10:00 A.M., New Orleans time, at least one (1) Business Day prior to the requested conversion; provided that any such conversion, of LIBO Rate Advances shall only be made on the last day of an Interest Period with respect thereto. Borrower may elect from time to time to convert any of its Prime Rate Advances to LIBO Rate Advances by giving Agent telephonic notice of such election, which notice must be received by Agent prior to 10:00 A.M., New Orleans time, at least one (1) Business Day prior to the requested conversion. Any such notice of conversion to LIBO Rate Advances shall specify the length of the initial Interest Period thereof and the amount of the Prime Rate Advance to be converted. All or any part of Borrower's outstanding LIBO Rate Advances and Prime Rate Advances may be converted as provided herein; provided that (i) no Prime Rate Advance may be converted into a LIBO Rate Advance when any Event of Default has occurred and is continuing, (ii) partial conversions of Prime Rate Advances to LIBO Rate Advances shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (iii) partial conversions of LIBO Rate Advances to Prime Rate Advances shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (iv) no Prime Rate Advance under the Revolving Credit Facility may be converted into a LIBO Rate Advance after the date that is one month prior to the Termination Date, and (v) any such conversion may only be made if, after giving effect thereto, paragraph (e) shall not have been contravened.

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          (d) Any LIBO Rate Advances may be continued as such upon the expiration of an Interest Period with respect thereto by Borrower giving Agent telephonic notice, which notice must be received by Agent prior to 10:00 A.M., New Orleans time, at least one (1) Business Day prior to the requested continuation; provided, that (i) no LIBO Rate Advance may be continued as such when any Event of Default has occurred and is continuing,
     (ii) no LIBO Rate Advances under the Revolving Credit Facility may be continued as such after the date which is one month prior to the Termination Date, and (iii) any such continuation shall be made only if, after giving effect thereto, paragraph (e) shall not be contravened. If Borrower shall fail to give such notice or if such continuation is not permitted, then Borrower shall be deemed to have requested that the LIBO Rate Advance be converted automatically to a Prime Rate Advance on the last day of the then current Interest Period with respect thereto.

          (e) All borrowings, conversions and continuations of Advances hereunder by Borrower and all selections of Interest Periods hereunder by Borrower shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Advances to Borrower constituting each LIBO Rate tranche (i.e., LIBO Rate Advances made on the same day and having the same Interest Period) shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof. If Borrower has no Prime Rate Advances outstanding, Borrower may have a maximum of five (5) LIBO Rate tranches in aggregate in effect at any one time, and, if Borrower has Prime Rate Advances outstanding, Borrower may have a maximum of four (4) LIBO Rate tranches in aggregate in effect at any one time.

          (f) Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. Agent shall, at the request of Borrower, deliver to

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     Borrower a statement showing the quotations used by Agent in determining the LIBO Rate.

          (g) If prior to the first day of any Interest Period, Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that either:

          (i) adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

          (ii) the interest rate determined for such Interest Period does not adequately and fairly reflect the cost to Banks (as conclusively certified by Agent) of making, maintaining or funding their LIBO Rate Advances during such Interest Period, in either case with respect to (i) proposed Advances that Borrower has requested be made as LIBO Rate Advances, (ii) LIBO Rate Advances that will result from the requested conversion of Prime Rate Advances into LIBO Rate Advances, or (iii) the continuation of LIBO Rate Advances beyond the expiration of the then current Interest Period with respect thereto;

     Agent shall give telephonic notice thereof to Borrower as soon as practicable thereafter. Unless Borrower notifies Agent upon receipt of such notice that it wishes to rescind or modify its request, Agent shall arrange that (x) any affected LIBO Rate Advances requested by Borrower shall be made as Prime Rate Advances, (y) any Prime Rate Advances to Borrower that were to have been converted to LIBO Rate Advances shall be continued as, or converted to, Prime Rate Advances, and (z) all outstanding LIBO Rate Advances to Borrower shall be converted, on the last day of the then current Interest Period with respect thereto, to Prime Rate Advances. Until such notice has been withdrawn by Agent, no further LIBO Rate Advances shall be made to Borrower, nor shall Borrower have the right to convert Prime Rate Advances to LIBO Rate Advances.

          (h) Notwithstanding any other provision in this Agreement, if the adoption of or any change in any law or regulation or in the interpretation or application thereof (whether or not having the force of law) shall make it unlawful

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     or impossible for Bank to make, maintain or fund LIBO Rate Advances as contemplated by this Agreement: (a) the commitment of Banks hereunder to make LIBO Rate Advances, continue LIBO Rate Advances as such and convert Prime Rate Advances to LIBO Rate Advances shall forthwith be cancelled; (b) the Advances then outstanding as LIBO Rate Advances, if any, shall be converted automatically to Prime Rate Advances on the respective last days of the then current Interest Periods with respect to such Advances or within such earlier period as required by law; and (c) Borrower shall pay Banks such amounts, if any, as may be required pursuant to paragraph (i) below.

          (i) Borrower agrees to indemnify Banks and to hold Banks harmless from any loss or expense which Banks may sustain or incur as a consequence of
     (a) the making by Borrower of a prepayment (whether mandatory or optional) or any other payment of a LIBO Rate Advance on a day which is not the last day of the Interest Period with respect thereto, and/or (b) the conversion, whether voluntary or involuntary, of a LIBO Rate Advance into a Prime Rate Advance pursuant to this Section 3.6 or otherwise on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case any such loss or expense arising from the reemployment of funds obtained by it to maintain its LIBO Rate Advances hereunder or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other obligations hereunder.

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     Section 4. Payments, Prepayments, and Reduction or Termination of the
Revolving Credit Facility.

     4.1 Method of Payment. All payments of principal, interest and other amounts to be made by Borrower under this Agreement or any of the Notes or other Loan Documents shall be made to Agent for the account of Banks at Agent's office at 201 St. Charles Avenue, New Orleans, Louisiana 70170 (or at such other address as Agent or either of Banks may notify Borrower in writing), in immediately available funds, without setoff, deduction or counterclaim, not later than 2:00 p.m. (New Orleans, Louisiana time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and, in the case of payments of principal under the Revolving Credit Facility, in an amount of at least $100,000, or an integral multiple thereof. Borrower shall, at the time of making each such payment, specify to Agent the sums payable by Borrower under this Agreement, the Notes or other Loan Documents to which such payment is to be applied. Notwithstanding the foregoing sentence, unless and until an Event of Default shall have occurred and be continuing (in which event such payments shall be applied by Agent as Banks in their sole discretion shall determine), all payments received by Agent shall be applied first to the payment of all amounts (except principal and interest) at the time due and unpaid hereunder or under any of the other Loan Documents, then to interest hereon or thereon accrued to the date of payment and finally to the unpaid principal hereunder or thereunder. Whenever any payment under this Agreement, the Notes or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in

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

such case be included in the computation of the payment of interest. Upon receipt of each such payment, Agent shall make prompt payment within three (3) Business Days to each Bank in like funds of all amounts received by Agent for the account of such Bank.

     4.2 Sharing of Payments. Banks shall share equally all payments made pursuant to this Agreement and the benefits of and from the Collateral and all proceeds from the sale thereof. If either Bank shall receive at any time any payment hereunder, or interest thereon, or receive any Collateral (or proceeds thereof) in respect thereof (whether voluntarily or involuntarily, by setoff or otherwise), or interest in any of the foregoing, in a greater proportion than the other Bank (such Bank receiving the greater proportion being referred to herein as the "Benefitted Bank"), such Benefitted Bank shall purchase for cash from the other Bank such portion of such other Bank's Notes or Letters of Credit, or shall provide such other Bank with the benefit of any such Collateral or the proceeds thereof, as the case may be, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such Collateral or proceeds equally with the other Bank; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Bank, such purchases shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees that each Bank so purchasing a portion of another Bank's Notes or Letters of Credit, as the case may be, may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Bank were the direct holder of such portion.

     4.3 Payments Without Deduction. Borrower shall pay principal, interest and other amounts under, and in accordance with the terms of, this Agreement, the Notes and

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the other Loan Documents free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges, withholdings and all other liabilities whatsoever.

     4.4 Reduction of Credit. Subject to Section 3.6(i) above, Borrower may from time to time, upon at least three (3) Business Day's prior telephonic notice (confirmed in writing) to Agent, permanently reduce the amount of the maximum Revolving Commitment available under the Revolving Credit Facility, but only upon payment of the outstanding principal amount of each Note in excess of one-half (1/2) of the then reduced amount of the maximum Revolving Commitment available under the Revolving Credit Facility. Any such reduction of the Revolving Commitment shall be in an amount of $100,000 or an integral multiple thereof. Subject to Section 3.6(i) above, Borrower may at any time on like notice terminate the entire Revolving Commitment available under the Revolving Credit Facility upon payment in full of the Notes and other liabilities of Borrower relating to the Revolving Credit Facility.

     Section 5. Representations and Warranties of Borrower.

     Borrower represents and warrants to Banks and Agent that:

     5.1 Corporate Existence. Each of Borrower and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization; and each of Borrower and its Subsidiaries has all necessary corporate or limited liability company power and authority to acquire, own and hold the property and all other properties it purports to own and hold and to carry on its business as now conducted.

     5.2 Authorization; Validity. Each of Borrower and its Subsidiaries is and/or has been duly authorized to execute and deliver this Agreement and all other Loan Documents to which such Borrower or Subsidiary is a party and to perform its obligations under this Agreement and all other Loan Documents to which such Borrower or Subsidiary is a party. Borrower is duly authorized and will continue to be duly authorized to borrow money hereunder. Upon receipt of Borrower's approval, each Subsidiary, other than the Excluded Subsidiaries, is duly authorized and will continue to be duly authorized to request the issuance of Letters of Credit. Each of this Agreement and the other Loan Documents to which Borrower or one of its Subsidiaries is a party, as executed and delivered, constitutes the legal, valid and binding obligation of Borrower and/or such Subsidiary, enforceable in accordance with the respective terms thereof.

     5.3 No Conflicts. The execution and delivery of the Loan Documents and the performance by each of Borrower and its Subsidiaries of its obligations thereunder do not and will not conflict with any provision of law or of the articles of incorporation or organization, by-laws, or operating agreement, as the case may be, of Borrower or such Subsidiary or of any agreement binding upon Borrower or such Subsidiary, as the case may be.

     5.4 Financial Statements. Borrower's audited financial statement as of December 31, 1998, a copy of which has been furnished to Banks, has been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and period, presents fairly the financial condition of Borrower as of such date and the results of its operations for the periods then ended. Borrower's unaudited financial statement as of September 30, 1999, a copy of which has been previously furnished to

Banks has been prepared in conformity with GAAP and presents fairly the financial condition of Borrower as of such date and the results of its operations for the periods then ended. Since December 31, 1998, there has been no material adverse change in Borrower's financial condition. Since December 31, 1998, there has been no material adverse change in the financial condition of any of Borrower's Subsidiaries.

     5.5 Litigation. To the best of Borrower's knowledge, after due inquiry, no litigation or governmental proceedings are pending or threatened against Borrower or any of its Subsidiaries, the results of which might materially affect Borrower's or such Subsidiary's financial condition or operations, except those referred to in a schedule furnished contemporaneously herewith and attached hereto as Schedule 1. Other than any liability incident to such litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 5.4, Borrower does not have any material contingent liabilities. No Subsidiary has any material contingent liability other than those imposed by the Collateral Documents.

     5.6 Liens. None of the assets of Borrower or any of its Subsidiaries with a net book value of greater than $250,000 is subject to any Lien, except for the Liens created pursuant to the Collateral Documents and Permitted Liens.

     5.7 Subsidiaries. Other than the Excluded Subsidiaries, Borrower has no Subsidiaries which are not parties to this Agreement.

     5.8 Purpose. The proceeds of the Revolving Credit Facility shall be used by Borrower for general corporate purposes.

     5.9 Use of Proceeds; Margin. Borrower is not engaged in the business of purchasing or selling margin stock Securities (as defined in Regulation U of the Board of

Governors of the Federal Reserve System) or extending credit to others for the purpose of purchasing or carrying margin stock and, notwithstanding Section 5.8 hereof, no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of such Board of Governors.

     5.10 Compliance with ERISA. Each of Borrower and its Subsidiaries is in compliance with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No condition exists or event or transaction has occurred in connection with any plan, as defined in Sections 3(3) and 3(37) of ERISA, maintained by Borrower or any of its Subsidiaries (any such plan being hereinafter called the "Plan"), which could result in Borrower's or such Subsidiary's incurring any material liability, fine or penalty. No Reportable Event (as defined in ERISA) has occurred with respect to any such Plan. Neither Borrower nor any of its Subsidiaries has withdrawn from any such Plan or initiated steps to do so and no steps have been taken to terminate any such Plan.

     5.11 Consents. No consent, approval or authorization of, or registration or declaration with, any federal or state governmental authority or other regulatory agent for the validity of the execution and delivery or for the performance by Borrower or any of its Subsidiaries of the Loan Documents is required.

     5.12 Tax Returns. Each of Borrower and its Subsidiaries has filed all tax returns which are required to be filed by any jurisdiction, and has paid all taxes which have become due pursuant to said returns or pursuant to any assessments.

     5.13 Operation of Business. Each of Borrower and its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

     5.14 Rights in Properties; Liens. Each of Borrower and its Subsidiaries has good and indefeasible title to its properties and assets, real and personal, including the properties and assets reflected in the financial statements described in Section 5.4 hereof, and none of the properties, assets or leasehold interests of Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 6.11 hereof.

     5.15 Debt. Borrower has no Debt, except as disclosed in the financial statements described in Section 5.4 hereof and as otherwise permitted by this Agreement. No Subsidiary of Borrower has any Debt except as owed to Borrower or as otherwise permitted by Section 6.12 of this Agreement.

     5.16 Disclosure. No statement, information, report, representation or warranty made by Borrower or any of its Subsidiaries in this Agreement or in any of the other Loan Documents or furnished by Borrower or any of its Subsidiaries to Banks or Agent in connection with the negotiation or preparation of this Agreement, or any amendment hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or to any of its Subsidiaries that has not been disclosed in writing to Banks which has a material adverse effect, or which might in the future have a material adverse effect, on the business, assets, financial condition or operations of Borrower, any of its Subsidiaries or on the Collateral.

     5.17 Registered Office; Principal. The principal place of business, chief executive office and registered office Place of Business; Location of Borrower and the place where Borrower keeps its books and records and all of Collateral Collateral owed by Borrower is in Terrebonne Parish, Louisiana. The principal place of business, chief executive office and registered office of Gulf Island Subsidiary and the place where Gulf Island Subsidiary keeps its books and records and all Collateral owned by Gulf Island Subsidiary is located on the Real Property. The principal place of business, chief executive office and registered office of Dolphin Services and the place where Dolphin Services keeps its books and records and all Collateral owned by Dolphin Services and encumbered by the Collateral Documents is located in Terrebonne Parish, Louisiana (with the exception of certain such Collateral which is, from time to time and in the ordinary course of Dolphin Services' business, temporarily located at job sites outside of Terrebonne Parish). Borrower has always maintained its registered office in either Terrebonne or East Baton Rouge Parish, Louisiana, and each of Dolphin Services and Gulf Island Subsidiary has always maintained its registered office in Terrebonne Parish, Louisiana. No Person other than Borrower, Dolphin Services, Gulf Island Subsidiary, Agent and Banks has possession of any of the Collateral.

     5.18 Investment Company Act. Neither Borrower nor any of its Subsidiaries is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

     5.19 Other Agreements. With the exception of (i) construction contracts entered into by Borrower or one of its Subsidiaries in the ordinary course of Borrower's or such Subsidiary's business, and (ii) loan agreements, bond indentures, promissory notes, and similar agreements and documents relating solely to Permitted Debt incurred by VOS and solely binding upon VOS, neither Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter of corporate restriction which could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of Borrower or such Subsidiary, or the ability of Borrower or such Subsidiary to pay and perform its obligations under the Loan Documents to which it is a party. Neither Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

     5.20 Compliance with Law. Each of Borrower and its Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees which are applicable to Borrower, its Subsidiaries or any of their respective properties. Without limiting the generality of the foregoing:

          (a) Employment Matters. Each of Borrower and its Subsidiaries is in full compliance with all applicable laws, rules, regulations and governmental standards regarding employment, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. (S)(S) 201-219), and the regulations promulgated thereunder.

          (b)  Environmental Matters.

               (i) Except as provided on Schedule II, Each of Borrower and its Subsidiaries and all of their respective properties, assets and operations are in full compliance with all Environmental Laws. Neither Borrower nor any of its Subsidiaries is aware of or has received notice of, any past, present or future conditions, events, activities, practices or incidents which may interfere with or prevent the compliance or continued compliance of Borrower or any of its Subsidiaries with all Environmental Laws.

               (ii) Once Borrower transfers all permits, licenses, and
                    authorizations relating to the Real Property to Gulf Island Subsidiary, each of Borrower and its Subsidiaries has obtained all permits, licenses and authorizations and has filed all plans which are required under Environmental Laws in order to conduct its business and/or own its properties and assets including without limitation all Louisiana air emission permits required under any Environmental Law in order to conduct Borrower's or such Subsidiary's business and/or own its assets or properties.

              (iii) Each of Borrower and its Subsidiaries has on file an SPCC
                    Plan as required under applicable Environmental Laws in connection with Borrower's or any Subsidiary's storage of petroleum on the Real Property.

               (iv) No Hazardous Substances or Solid Wastes exist on, about or within or have been used, generated, stored, transported, disposed of on, or released from any of the properties or assets of Borrower or any of its Subsidiaries except in compliance with Environmental Laws.

               (v) There is no action, suit, proceeding, investigation or inquiry before any court, administrative agency or other governmental authority pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against Borrower or any of its Subsidiaries relating in any way to any Environmental Law. Neither Borrower nor any of its Subsidiaries has (A) been notified of any liability for remedial action under any Environmental Law, (B) received any request for information by any governmental authority with respect to the condition, use or operation of any of its properties or assets, or (C) received any notice from any governmental authority or other Person with respect to any violation of or liability under any Environmental Law.

     5.21 Corporate Name. The exact corporate name of Borrower as it appears in its articles of incorporation is as set forth in the introduction of this Agreement and, with the exception of doing business under the name GIFI, Inc., Borrower has never done any business in any location under any other name. The exact limited liability company name of Gulf Island Subsidiary as it appears in its articles of organization is as set forth in the recitals of this Agreement, and Gulf Island Subsidiary has never done any business in any location in any other name. The exact corporate name of Dolphin Services as it appears in its articles of incorporation is as set forth in the recitals of this Agreement, and Dolphin Services has never done any business in any location under any other name.

     5.22 Collateral. The Collateral Documents create in favor of Banks, and/or Agent for the benefit of Banks, valid, enforceable and perfected Liens on the properties described therein, which Liens secure the payment and performance of the obligations of Borrower and its Subsidiaries to Banks described in the Collateral Documents, and which Liens are superior to the rights of all third Persons, whether now existing or hereafter arising.

     Section 6. Borrower's Covenants.

     From the date of this Agreement and thereafter until the expiration or termination of the Revolving Commitment, and until the Notes and other liabilities of Borrower hereunder are paid in full and all other obligations and liabilities under the Loan Documents are performed and paid in full, Borrower agrees that it will:

     6.1  Financial Statements.  Furnish to Agent:

          (a) promptly after the sending or filing thereof, copies of all reports which Borrower sends to any of its public security holders, and copies of all Forms 10-K, 10-Q and 8-K, Schedules 13E-4 (including all exhibits filed therewith) and registration statements, and any other filings or statements that Borrower files with the Securities and Exchange Commission or any national securities exchange;

          (b) together with all Forms 10-K, 10-Q and 8-K, a certificate of the president or chief financial officer of Borrower, in the form of Exhibit "E" hereto, to the effect that no Event of Default with respect to Borrower, or event which might mature into an Event of Default with respect to Borrower, has occurred and is continuing;

          (c) forthwith upon the occurrence of an Event of Default, a certificate of the president or chief financial officer of Borrower specifying the nature and the period of existence thereof and what action Borrower proposes to take with respect thereto;

          (d) written notice of any and all litigation affecting Borrower or any of its Subsidiaries, directly or indirectly; provided, however, this requirement shall not apply to litigation involving Borrower or one of its Subsidiaries and any other party if such litigation involves, in the aggregate, less than $500,000; and

          (e) from time to time, such other information as Banks may reasonably request.

     6.2 Access. Permit access, and cause its Subsidiaries to permit access, by Banks and Agent to the books and records and other property of Borrower and its Subsidiaries during normal business hours and upon reasonable notice and permit, and cause its Subsidiaries to permit, Banks to make copies of said books and records.

     6.3 Insurance. Maintain, and cause its Subsidiaries to maintain, with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance and insurance on Borrower's and its Subsidiaries' property, assets and business at least to such extent and against such hazards and liabilities as is commonly maintained by similar companies and, in addition to the foregoing insurance, such insurance as may be required in the Collateral Documents. In the case of property (whether owned by Borrower or by one of its Subsidiaries) on which Banks or Agent has a Lien, Borrower shall provide, and shall cause its Subsidiaries to provide, Agent with duplicate originals or certified copies of such policies of insurance naming Banks as additional loss payees and as additional insureds as their interests may appear and providing that such policies will not be canceled without thirty (30) days' prior written notice to Banks.

     6.4 Repair. Maintain, preserve and keep, and cause its Subsidiaries to maintain, preserve, and keep, Borrower's and such Subsidiaries' properties in good repair, working order and condition, and make, and cause its Subsidiaries to make, necessary and proper repairs, renewals and replacements so that Borrower's and its

Subsidiaries' business carried on in connection therewith may be properly conducted at all times.

     6.5 Taxes. Pay or discharge, and cause its Subsidiaries to pay and discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on Borrower or any of its Subsidiaries or its income or profits or any of its property, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of Borrower's property or the property of any of its Subsidiaries; provided, however, that neither Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued.

     6.6 Corporate and Limited Liability Company Existence. Maintain its corporate existence in good standing and cause its Subsidiaries to maintain their respective corporate existences and limited liability company in good standing.

     6.7 Merger. Without the prior written consent of Banks, not, and cause each of its Subsidiaries not to:

          (a) be a party to any merger or consolidation (other than a merger of one or more of the Subsidiaries into another Subsidiary or a merger of one or more of the Subsidiaries into Borrower, in either event followed by notice to Banks of the merger delivered within ten (10) days after the merger becomes effective);

          (b) except in the normal course of its business, sell, transfer, convey, or lease all or any substantial part of Borrower's or a Subsidiary's assets;

          (c) sell or assign, except in the normal course of Borrower's business or the business of one of its Subsidiaries, with or without recourse, any accounts receivable or chattel paper.

Agent and Banks hereby acknowledge that Borrower, with the consent of Agent and Banks, has transferred substantially all of its operating assets to Gulf Island Subsidiary on the date of this Agreement and such transfer does not violate
Section 6.7(b).

     6.8 Compliance. Comply, and cause its Subsidiaries to comply, with all statutes, laws, ordinances, orders, rules and regulations applicable to Borrower or such Subsidiary, including, without limitation, all Environmental Laws and ERISA; provided, however, Borrower and its Subsidiaries shall be deemed to be in compliance with this requirement for such time as Borrower or one of its Subsidiaries may be contesting, in good faith and with diligence by appropriate proceedings, any alleged violation of any statute, rule or regulation. Borrower shall not permit, and shall cause each of its Subsidiaries not to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, and Borrower shall not engage in, or permit to exist or occur, and shall cause its Subsidiaries not to engage in or permit to occur or exist, any other condition, event or transaction with respect to, any such Plan which could result in Borrower or one of its Subsidiaries incurring any material liability, fine or penalty.

     Without limiting the generality of the foregoing, Borrower shall comply, and shall cause each of its Subsidiaries to comply, fully with and maintain in effect any and all environmental permits and licenses required under any Environmental Law in order to conduct Borrower's or such Subsidiary's business. To the extent such permits are required but have not been obtained, or to the extent such existing permits must be modified or renewed, Borrower shall make, and shall cause its Subsidiaries to make, timely application for and obtain all such permits, modifications or renewals thereof, as the case may be, including, but not limited to, necessary federal and/or state water discharge, air emission and waste management permits.

     As often as Banks or Agent may require, Borrower shall submit to Agent written progress reports addressing the status of environmental permits and plans required of Borrower or any of its Subsidiaries, including pending permit applications.

     Anything contained herein to the contrary notwithstanding, Borrower shall not use, or permit any of its Subsidiaries to use, any of the properties of Borrower or of one of Borrower's Subsidiaries or allow such properties to be used for the storage, treatment or disposal of Solid Waste or Hazardous Substances except in the ordinary course of Borrower's or such Subsidiary's business and in compliance with the terms of any applicable Environmental Law or permit.

     6.9 Use of Proceeds. Not use or permit any proceeds of the Advances to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and furnish to Banks, upon either of their requests, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System.

     6.10 Financial Covenants. Maintain, on a consolidated basis with all of its Subsidiaries,

           (a) a ratio of current assets to current liabilities, as determined in accordance with GAAP, in excess of 1.50 to 1.00;

           (b) a minimum Net Worth of SEVENTY MILLION AND NO/100 DOLLARS ($70,000,000) plus (1) fifty percent (50%) of the net income of Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, accruing after September 30, 1999 and (2) one hundred percent (100%) of the proceeds of any future public equity offering by Borrower, net of any fees, commissions, expenses and other costs incurred by Borrower in connection with such public equity offering;

           (c) a ratio of Debt (other than Permitted Debt owed by VOS) to Net Worth no greater than .50 to 1.00; and

           (d) a ratio of EBIT to Interest Expense of at least 4.00 to 1.00, such ratio to be determined as of the end of each fiscal quarter by giving effect to such fiscal quarter and the three (3) immediately preceding fiscal quarters; provided that there shall be no Event of Default under this Section 6.10(d) unless Borrower fails to meet the ratio described in this Section 6.10(d) for three (3) successive fiscal quarters.

     6.11 Liens. Not create, incur, or suffer to exist, and not permit any of Borrower's Subsidiaries to create, incur or suffer to exist, any Lien on any of Borrower's property or on the property of Borrower's Subsidiaries except Permitted Liens.

     6.12 Debt. Not create or permit to exist, and not allow any of Borrower's Subsidiaries to create or permit to exist, any Debt without the prior written consent of Banks, if, as a result thereof, exclusive of (i) the Debt contemplated by this Agreement, (ii) Permitted Debt incurred by VOS, and
(iii) Debt owed by a Subsidiary to Borrower, the aggregate amount of Debt of Borrower and its Subsidiaries would exceed the sum of $1,000,000.

     6.13 Shareholder or Employee Loans. Not make, and not permit any Subsidiary to make, advances or loans to employees of Borrower or any Subsidiary or shareholders of Borrower which exceed the aggregate amount of $100,000.

     6.14 Change in Business. Carry on and conduct, and cause its Subsidiaries to carry on and conduct, the business of Borrower and each of its Subsidiaries in substantially the same manner and in substantially the same fields of enterprise as such businesses are presently conducted; provided, however, that the foregoing shall not prevent (i) Borrower or one of its Subsidiaries from engaging in new and additional activities as long as said activities are in substantially the same fields of enterprise as are currently being engaged in by Borrower and the Existing Subsidiaries or (ii) VOS from engaging in a business to construct, own, lease, or sell floating offshore petroleum exploration and production platforms.

     6.15 Compliance with Agreements. Comply with, and cause each of its Subsidiaries to comply with, all indentures, mortgages, deeds of trust and other agreements binding on Borrower or any Subsidiary or affecting its properties or business.

     6.16 Further Assurances. Execute and deliver, and cause its Subsidiaries to execute and deliver, such further documentation as may be requested by Banks or Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Banks or Agent for the benefit of Banks, as the case may be, in the Collateral.

     6.17 Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of, and shall cause each of its Subsidiaries not to sell, lease, assign, transfer or otherwise dispose of, any of its assets, except dispositions of inventory, equipment, and scrap in the ordinary course of business and as otherwise provided in this Agreement.

     6.18 Change Tax I.D. Number. Not change, and cause Dolphin Services and Gulf Island Subsidiary not to change, its Federal Taxpayer Identification Number without giving Agent at least sixty (60) days' prior written notice.

     6.19 Indemnity. Indemnify, defend and hold Agent and Banks and their respective directors, officers, agents, attorneys and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable legal fees and fees of expert witnesses) arising from or in connection with (a) the presence in, on or under any property of Borrower or of any Subsidiary of Borrower (including, without limitation, the Real Property) of any Hazardous Substance or Solid Waste, or any releases or discharges (as the terms "release" and "discharge" are defined under any applicable Environmental Law) of any Hazardous Substance or Solid Waste on, under or from such property, (b) any activity carried on or undertaken on or off such property of Borrower or of any of its Subsidiaries, whether prior to or during the term of this Agreement, and whether by Borrower, any of its Subsidiaries or any predecessor in title to Borrower's or such Subsidiary's property or any officers, employees, agents, contractors or subcontractors of

Borrower, any Subsidiary of Borrower or any predecessor in title to the property of Borrower or such Subsidiary, or any third persons at any time occupying or present on such property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transportation or disposal of any Hazardous Substance or Solid Waste at any time located or present on or under any of the aforedescribed property, or (c) any breach of any representation, warranty or covenant under the terms of this Agreement. The foregoing indemnity shall further apply to any residual contamination on or under any or all of the aforedescribed property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the use, handling, storage, transportation or disposal of any Hazardous Substance or Solid Waste, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. The indemnity described in this Section shall survive the termination of this Agreement for any reason whatsoever.

     6.20 Real Property. Not create a Lien on any of the Real Property, or permit any Subsidiary to create a Lien on any of the Real Property, in favor of, or, except as permitted in Section 6.7 with respect to Borrower's conveyance of the Real Property to Gulf Island Subsidiary, otherwise convey, or permit a Subsidiary to convey, any portion of the Real Property to any Person without the prior written consent of Banks.

     6.21 Restricted Investments. Not make Investments in the Excluded Subsidiaries exceeding $3,000,000 in the aggregate for all such Investments, as determined on a cumulative basis from the date of organization of the first of the Excluded Subsidiaries to be organized.

     Section 7.  Conditions Precedent to Extensions of Credit.

     The obligation of Banks to extend credit to Borrower under this Agreement is subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 8 below with respect to Advances and/or Letters of Credit, that Borrower shall have delivered, or caused to be delivered, to Banks in form and substance satisfactory to Banks:

     7.1 Borrower's Resolutions. Copies, duly certified by the secretary or assistant secretary of Borrower, of (a) the resolutions of Borrower's Board of Directors authorizing the borrowings hereunder and the execution and delivery of all of the Loan Documents to which Borrower is a party, (b) all documents evidencing other necessary corporate action and (c) all approvals or consents, if any, with respect to the Loan Documents.

     7.2 Subsidiaries' Resolutions. Copies, duly certified by the secretary or assistant secretary of each Subsidiary (other than the Excluded Subsidiaries), of (a) the resolutions of such Subsidiary's Board of Directors, managers, or members as the case may be, authorizing the borrowings hereunder and the execution and delivery of all of the Loan Documents to which such Subsidiary is a party, (b) all documents evidencing other necessary corporate or limited liability company action and (c) all approvals or consents, if any, with respect to the Loan Documents.

     7.3 Notes. The duly authorized Notes executed by Borrower and payable to the order of Banks.

     7.4 Guaranty. The duly authorized Guaranty executed by each of the Existing Subsidiaries.

     7.5 Gulf Island Subsidiary. The duly authorized Gulf Island Subsidiary Mortgage executed by Gulf Island Mortgage Subsidiary and any other public filings requested by Agent to evidence the Gulf Island Subsidiary Mortgage.

     7.6 Gulf Island Subsidiary. The duly authorized Gulf Island Subsidiary Security Agreement executed by Gulf Security Agreement Island Subsidiary and Borrower, together with a UCC-1 financing statement to file in connection with the Gulf Island Subsidiary Security Agreement.

     7.7   Opinion.  The opinion of Jones, Walker, Waechter, Poitevent,
Carrere & Denegre, L.L.P., counsel to Banks and Agent, addressed to Banks and Agent, to the effect that (a) Borrower and the Existing Subsidiaries are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of the State of Louisiana; (b) Borrower has full power to execute, deliver and perform its obligations under this Agreement, the Notes and the Collateral Documents to which it is a party; (c) each of the Existing Subsidiaries has full power to execute, deliver and perform its obligations under this Agreement and the Collateral Documents to which each is a party; (d) such actions have been duly authorized by all necessary corporate or limited liability company action, and are not in conflict with any provision of law or of the articles of incorporation or organization, by-laws, or operating agreement, as the case may be, of Borrower or the Existing Subsidiaries; (e) this Agreement and the Notes are the legal and binding obligations of Borrower enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws; and (f) the Guaranty is the legal and binding obligation of the Existing Subsidiaries enforceable in accordance with its terms, except as its enforcement may be limited by applicable bankruptcy reorganization, moratorium, or similar laws.

     Section 8. Additional Conditions Precedent to Advances and/or Letters of Credit

     The obligation of Banks to make any Advance and/or issue any Letter of Credit under the Revolving Credit Facility is subject to, in addition to the satisfaction of all other conditions precedent applicable to the Revolving Credit Facility and set forth in Section 7 above, the satisfaction of each of the following conditions precedent:

     8.1 Default. Before and after giving effect to such Advance and/or Letter of Credit, no Event of Default shall have occurred and be continuing.

     8.2 Warranties. Before and after giving effect to such Advance and/or Letter of Credit, the representations and warranties in Section 5 hereof shall be true and correct as though made on the date of such Advance and/or Letter of Credit except for such changes as are specifically permitted hereunder.

     Section 9.  Events of Default.

     The following events shall constitute Events of Default hereunder and under the Revolving Credit Facility, individually and collectively, and under all other Loan Documents:

     9.1 Payment. Default in the payment of principal on any one or more of the Notes when due, or default in the payment of any interest on any one or more of the Notes or any expense or fee hereunder or under any of the other Loan Documents, which default shall continue for a period of five (5) days following written notice thereof to Borrower from Banks or Agent;

     9.2 Other Indebtedness. Any other indebtedness of Borrower to Banks is not paid at maturity or becomes due and payable prior to its expressed maturity by reason of any default by Borrower in the performance or observance of any obligation or condition thereunder which default shall continue for a period of thirty (30) days following written notice thereof to Borrower from Banks or Agent;

     9.3 Other Default. Any default of any other obligation of Borrower or any Subsidiary to Banks under the terms of any note or notes, mortgage, indenture, loan agreement or security document of Borrower or any Subsidiary to Banks, including, without limitation, any of the Loan Documents, which default shall continue for a period of thirty (30) days following written notice thereof to Borrower from Banks or Agent, it being expressly understood and agreed that a default under any note, mortgage, indenture, loan agreement or security document of Borrower or any Subsidiary in favor of Banks, including, without limitation, any of the Loan Documents, shall constitute a default under all other notes, mortgages, indentures, loan agreements and security documents held by Banks or Agent, including, without limitation, the Loan Documents;

     9.4 Insolvency. Borrower or any Subsidiary of Borrower becomes insolvent or admits in writing its inability to pay its debts as they mature or applies for, consents to, or acquiesces in the appointment of a trustee or receiver for Borrower, such Subsidiary or any property of Borrower or of such Subsidiary; or, in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for Borrower, for any Subsidiary of Borrower or for a substantial part of any property of either Borrower or of any of its Subsidiaries and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted by or against Borrower or any of Borrower's Subsidiaries, and if instituted against Borrower or one of Borrower's Subsidiaries, it is consented to or acquiesced in by Borrower or such Subsidiary, or remains for thirty (30) days undismissed; or any warrant of attachment is issued against any substantial portion of the property of Borrower or of any Subsidiary of Borrower which is not released within thirty (30) days of service;

     9.5 ERISA. The PBGC applies to a United States District Court for the appointment of a trustee to administer any Plan adopted, established or maintained by Borrower, or for a decree adjudicating that any such Plan must be terminated; a trustee is appointed pursuant to ERISA to administer any such Plan; any action is taken to terminate any such Plan or any such Plan is permitted or caused to be terminated if, at the time such action is taken or such termination of such Plan occurs, the Plan's "vested liabilities," as defined in Section 3(25) of ERISA, exceed the then value of its assets at the time of such termination;

     9.6 Agreements. Default in the performance of any of Borrower's or any Subsidiary's covenants and/or agreements set forth in this Agreement and/or any of the other Loan Documents (and not constituting an Event of Default under any of the preceding subsections of this Section 9), which default shall continue for a period of thirty (30) days after written notice thereof to Borrower from Banks or Agent;

     9.7 Representation or Warranty. Any representation or warranty made by Borrower or by any Subsidiary of Borrower herein or any Loan Document is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by Borrower or any Subsidiary to Banks is untrue in any material respect on the date as of which the facts set forth are stated or certified which default shall continue for a period of thirty (30) days after written notice thereof to Borrower from Banks or Agent;

     9.8 Cross-Default. Borrower or any Subsidiary of Borrower shall be in default under any Debt owed by Borrower or such Subsidiary to a party other than Banks, and such party shall commence exercising its remedies against Borrower or such Subsidiary, under law or by contract, with respect to such Debt; and

     9.9 Judgments and Attachments. Any property of Borrower or any of its Subsidiaries shall become subject to a judgment which is not bonded or paid prior to the expiration of the period following which the judgment creditor may commence exercising its remedies with respect to such judgment, or any material asset of Borrower or any of its Subsidiaries becomes subject to a writ of attachment or other form of judicial seizure which is not released within 10 days.

     9.10 Remedies. Upon the occurrence of any Event of Default, Banks, or Agent upon the direction of Banks, in addition to all of the remedies conferred upon Agent and/or Banks under law, in equity or under any of the Loan Documents, may declare the Revolving Commitment to be terminated and the Notes to be due and payable, whereupon the Revolving Commitment shall immediately terminate, and the Notes shall become immediately due and payable, without notice of any kind, except that if an event described in Section 9.4 occurs, the Revolving Commitment shall immediately terminate, and the Notes shall become immediately due and payable without declaration or notice of any kind.

     Section 10.  Agent.

     10.1 Authorization and Action. Each Bank hereby appoints and authorizes Agent to execute the Collateral Documents on behalf of each such Bank and to take such action as Agent on such Bank's behalf, and to exercise such powers under the Loan Documents, as are delegated to Agent by the terms thereof, together with such other powers as are reasonably incidental thereto, including, without limitation, the enforcement of the Loan Documents in accordance with the terms thereof (including, without limitation, the collection of the Notes), and Agent hereby accepts such appointment. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Banks and such instructions shall be binding upon Banks; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to any of the Loan Documents or applicable law. Agent shall not consent to any amendment of this Agreement or any of the other Loan Documents (and no amendment by Banks shall be effective without consent of Agent), the effect of which would be to increase the amount of the Obligations or extend the maturity of any obligation, reduce the bases on which any interest is computed, release any Collateral, waive any provision regarding covenants or obligations of Borrower or the Subsidiaries or Events of Default, without the express written consent of all Banks.

     10.2 Agent's Reliance, Etc . Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any of the Loan Documents except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with any of the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Loan Documents on the part of Borrower or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instruments or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed by the proper party or parties.

     10.3 Bank One and Affiliates. With respect to the Note payable to the order of Bank One and the portion of the Revolving Commitment applicable to Bank One, Bank One shall have the same rights and powers under the Loan Documents as the other Bank and may exercise the same as though it were not Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Bank One in its individual capacity. Without limiting the generality of the foregoing, Bank One and its affiliates may accept deposits from, and generally engage in any kind of business with, Borrower, and any person, firm or corporation who may do business with or own securities of Borrower, all as if Bank One were not Agent and without any duty to account therefor to Banks.

     10.4 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Agent or any other Bank and based on the financial statements furnished by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents. Each Bank acknowledges that a copy of this Agreement has been made available to it and each Bank acknowledges that it is satisfied with the form and substance of this Agreement.

     10.5 Indemnification. Banks agree to indemnify and hold Agent harmless (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to the respective amounts of their commitments hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by Agent under any of the Loan Documents (including, without limitation, attorneys' fees and other costs associated with defending Agent against any of the foregoing), provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including attorneys' fees) incurred by Agent in connection with the preparation, execution, administration, or enforcement of, or the preservation of any rights under, the Loan Documents, to the extent that Agent is not reimbursed for such expenses by Borrower.

     10.6 Successor Agent. Agent may resign at any time by giving written notice thereof to Banks and Borrower and may be removed at any time with or without cause by Banks by notice to Borrower. Upon any such resignation or removal, Banks shall have the right to appoint a successor agent by notice to Borrower. If no successor agent shall have been so appointed by Banks, and shall have accepted such appointment, within thirty (30) days after Agent's giving of notice of its resignation, then Agent may, on behalf of Banks, appoint a successor agent, by notice to Borrower and Banks, which successor agent shall be a commercial bank organized under the laws of the United States of America or any state thereof having a combined capital and surplus of at least $5,000,000. Upon the acceptance of any appointment as Agent by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Agent, and Agent shall be discharged from its duties and obligations under the Loan Documents. After Agent's resignation or removal hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

     10.7 Benefits of Section. None of the provisions of this Section shall inure to the benefit of Borrower or any Person other than Banks; consequently, neither Borrower nor any other Person shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of any Bank to comply with such provisions.

     10.8 Change in Specified Percentage. No Bank shall assign outright its entire interest in the Revolving Credit Facility or the Revolving Commitment or make any participation without the consent of the other Bank and Agent.

     Section 11.  General.

     11.1 Definitions. As used in this Agreement, terms used herein with initial capital letters shall have the following meanings, unless defined elsewhere in this Agreement or unless the context clearly indicates otherwise:

           "Advance" has the meaning ascribed to the term in Section 1.1 of this Agreement.

           "Agent" means Bank One.

           "Agreement" means this Eighth Amended and Restated Revolving Credit Agreement, as it may be further amended, restated, modified and/or supplemented from time to time in the future.

           "Bank" and "Banks" have the meanings ascribed to the terms on the first page hereof.

           "Bank One LIBO Rate" means, for each Interest Period, the applicable London interbank offered rate for deposits in United States Dollars appearing on Dow Jones Markets (Telerate) Page 3750 or 3740, as the case may be, as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and having maturity equal to such Interest Period; provided, however, that if Dow Jones Markets (Telerate) Page 3750 or 3740, as the case may be, is not available for any reason, the applicable Bank One LIBO Rate for the relevant Interest Period shall instead be the applicable London interbank offered rate for deposits in United States Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period. The Bank One LIBO Rate determined by Agent with respect to a particular Interest Period shall be fixed at such rate for the duration of such Interest Period.

           "Benefitted Bank" has the meaning ascribed to the term in Section 4.2 hereof.

           "Borrower" has the meaning provided on the first page hereof.

           "Borrowing Date" means any Business Day specified in a notice pursuant to Section 3.6 as a date on which Borrower requests Banks to make Advances hereunder.

           "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday for commercial banks in the State of Louisiana.

           "Capitalized Construction Interest" means, with respect to each floating offshore petroleum exploration and production platform constructed by VOS, interest expense accrued by VOS on any construction loan incurred by VOS to build such platform; provided that to qualify construction loan interest as Capitalized Construction Interest, VOS must (i) capitalize the construction loan interest on its books and (ii) reasonably anticipate recouping the construction loan interest within 36 months of the first accrual of any construction loan interest relating to such platform through VOS's sale of long-term bonds qualifying as Permitted Debt.

           "Capitalized Leases" means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 13, dated November 1976, as amended.

           "Collateral" means all property described in and subject to the Collateral Documents and any and all other property hereafter made subject to a Lien to secure the payment and performance of the Obligations.

           "Collateral Documents" means the documents listed on Exhibit "F" annexed hereto and any and all other documents, instruments and agreements delivered to Agent or Banks to secure the Obligations and/or any other obligations described in this Agreement, as the foregoing may be amended, modified or supplemented from time to time.

           "Credit Agreement" has the meaning ascribed in the recital paragraphs of this Agreement.

           "Debt" means: (a) all obligations of Borrower or of any of Borrower's Subsidiaries for borrowed money, (b) all obligations of Borrower or of any of Borrower's Subsidiaries evidenced by bonds, notes, debentures or other similar instruments, (c) all obligations of Borrower or of any of Borrower's Subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable by Borrower or by any of Borrower's Subsidiaries arising in the ordinary course of business which are not past due by more than sixty (60) days unless such trade accounts payable are being contested in good faith by appropriate proceedings, (d) all obligations of Borrower or of any of Borrower's Subsidiaries under any Capitalized Leases, (e) all obligations of Borrower or of any of Borrower's Subsidiaries under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchaser or otherwise acquire, any obligation or indebtedness of Borrower or of any of Borrower's Subsidiaries, or any other obligations, contingent or otherwise, (f) all obligations secured by a Lien (except trade accounts payable by Borrower or by any of Borrower's Subsidiaries arising in the ordinary course of business which are not past due by more than sixty (60) days unless such trade accounts payable are being contested in good faith by appropriate proceedings secured by a vendor's lien) existing on property owned by Borrower or by any of Borrower's Subsidiaries, whether or not the obligations secured thereby have been assumed by Borrower or by any of Borrower's Subsidiaries or are non-recourse to the credit of Borrower or of any of Borrower's Subsidiaries, (g) all reimbursement obligations of Borrower or of any of Borrower's Subsidiaries, other than performance bonds of Borrower or of any of Borrower's Subsidiaries (whether contingent or otherwise), relating to letters of credit, bankers' acceptances and similar instruments, and (h) all liabilities of Borrower or of any of Borrower's Subsidiaries in respect of unfunded vested benefits under any Plan; provided, however, the term "Debt" shall not include money borrowed by Borrower or by any of Borrower's Subsidiaries to pay premiums on insurance policies obtained by Borrower or by any of Borrower's Subsidiaries in the ordinary course of Borrower's or of any of Borrower's Subsidiaries' business and shall further not include any type of obligation of a Subsidiary to Borrower.

           "Default Rate" has the meaning provided in Section 3.2 hereof.

           "Dolphin" has the meaning provided on the first page hereof.

           "EBIT" means, with respect to any Person for any period, consolidated net income of such Person for such period, plus (i) interest expense for such Person for such period, and (ii) tax expense for such period for taxes which have been provided for by such Person for such period, to the extent that any of the same are deducted from net revenues in determining such Person's consolidated net income for such period.

           "Environmental Laws" means any and all federal, state and local laws, regulations, ordinances, orders and requirements pertaining to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
     (S) 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S) 6901 et seq., the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., the Louisiana Environmental Quality Act, La. R.S. 30:2001, et seq., and all similar laws, regulations and requirements of any governmental authority or agency having jurisdiction over Borrower, any of its Subsidiaries or any of the property or assets of Borrower or of any of its Subsidiaries, as such laws, regulations and requirements may be amended or supplemented from time to time.

           "Event of Default" means the occurrence of any event described in
     Section 9 hereof or the occurrence of any other event which with the lapse of time, or lapse of time and notice to Borrower would constitute an Event of Default.

           "Excluded Subsidiaries" means MINDOC, L.L.C., Southport L.L.C., GIFI Properties, L.L.C., Deep Ocean Services, L.L.C., and all foreign sales corporations (as such term is defined in Section 922(a) of the United States Internal Revenue Code) owned by Borrower or one of its Subsidiaries.

           "Existing Security" means all security previously granted by Borrower or by one of its Subsidiaries to Banks pursuant to the Collateral Documents and other Loan Documents.

           "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

           "Gulf Island Subsidiary" has the meaning provided in the preamble of this Agreement.

           "Gulf Island Subsidiary Mortgage" means that certain Mortgage to Secure Future Advances by Gulf Island Subsidiary, as mortgagor, in favor of Agent, as mortgagee, encumbering the Real Property, in the form attached as Exhibit "G."

           "Gulf Island Subsidiary Security Agreement" means that certain Security Agreement between Gulf Island Subsidiary, as debtor, and Agent, as secured party, in the form attached as Exhibit "H".

           "Hazardous Substance" has the meaning specified in any applicable Environmental Law and means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law, including, without limitation, asbestos, petroleum and polychlorinated biphenyls.

           "Interest Expense" means with respect to any period, Borrower's consolidated interest expense for such period, determined in accordance with GAAP but excluding Capitalized Construction Interest.

           "Interest Period" means with respect to any LIBO Rate Advance:

           (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBO Rate Advance and ending one, two, or three months thereafter, as selected by Borrower in its notice to Agent of borrowing or notice of conversion, as the case may be, given with respect thereto; and

           (ii) thereafter, each period commencing on the day immediately following the last day of the next preceding Interest Period applicable to such LIBO Rate Advance and ending one, two or three months thereafter, as selected by Borrower by notice to Agent not less than one (1) Business Day prior to the last day of the then current Interest Period with respect thereto; and

           provided, that:

                 (x) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                 (y) any Interest Period which, with respect to a LIBO Rate Advance under the Revolving Credit Facility, would otherwise extend beyond the Termination Date shall end on the Termination Date; and

                 (z) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

           "Investment" means all investments in other Persons in the form of loans, advances or capital contributions of cash or other assets, purchases of capital stock or other securities, and guaranties of such Person's Debts.

           "LC Commitment" means the lesser of (a) TEN MILLION AND NO/100 DOLLARS ($10,000,000) or (b) the Revolving Commitment at the time in question.

           "Letters of Credit" has the meaning ascribed to the term in
     Section 1.1 hereof.

           "LIBO Rate" means with respect to each day during an Interest Period for a LIBO Rate Advance, an interest rate per annum equal to the sum of (a) one and one-half percent (1.50%) plus (b) the Bank One LIBO Rate.

           "LIBO Rate Advance" means an Advance made under the Revolving Credit Facility which bears interest at the LIBO Rate.

           "Lien" means any lien, judgment, mortgage, deed of trust, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

           "Loan Documents" means, collectively, this Agreement, the Notes, the Collateral Documents, the Assignment and Assumption Agreement, and any and all other documents, instruments and agreements executed in connection with the Advances or the Letters of Credit, as the foregoing may be modified, supplemented and/or amended from time to time.

           "Net Worth" means the sum of the common stock, additional paid-in capital and retained earnings accounts of Borrower and its Subsidiaries on a consolidated basis, as shown in conformity with GAAP on its balance sheet at the time of such determination, less the amount of any treasury stock shown thereon.

           "Notes" has the meaning ascribed to the term in Section 2.1 of this Agreement.

           "Obligations" means all obligations, indebtedness and liabilities of Borrower or its Subsidiaries to Agent and/or either or both of Banks, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of Borrower or its Subsidiaries under this Agreement, the Notes, the Letters of Credit and the other Loan Documents, and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

           "Permitted Debt" means Debt owed by VOS to the United States Maritime Administration or which is guaranteed by the United States Maritime Administration and which Debt is (i) non-recourse to Borrower or any of its other Subsidiaries other than VOS and (ii) secured by Liens only on VOS's assets.

           "Permitted Liens" means:

           (i) those for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

           (ii) those imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due;

           (iii) those arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

           (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or of any of Borrower's Subsidiaries;

           (v)    lessors' interests under financing leases;

           (vi) liens on assets of Borrower and its Subsidiaries not covered by the Loan Documents which liens secure obligations of Borrower or its Subsidiaries in the ordinary course of business which in the aggregate for all such obligations of Borrower and its Subsidiaries do not exceed $250,000;

           (vii) liens encumbering only VOS's assets and which only secure Permitted Debt; and

           (viii) the Liens created pursuant to the Loan Documents.

           "Person" means any individual, corporation, business, trust, association, company, partnership, joint venture, governmental authority or other entity.

           "Plan" has the meaning ascribed to the term in Section 5.10 hereof.

           "Prime Rate" has the meaning ascribed to the term in Section 3.3 hereof.

           "Prime Rate Advance" means an Advance made under the Revolving Credit Facility which bears interest at the Prime Rate.

           "Prior Credit Agreement" has the meaning provided in Section 1.1 hereof.

           "Prior Notes" has the meaning provided in Section 1.

           "Real Property" means the property described on Exhibit "I" hereto, whether owned by Borrower or by one of its Subsidiaries.

           "Revolving Commitment" means TWENTY MILLION AND NO/100 DOLLARS ($20,000,000), as such amount may be reduced by Borrower in accordance with
     Section 4.4 of this Agreement.

           "Revolving Credit Facility" has the meaning ascribed to the term in Section 1.1 of this Agreement.

           "Solid Waste" has the meaning specified in any applicable Environmental Law.

           "Southport" has the meaning provided on the first page hereof.

           "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

           "Termination Date" means December 31, 2001.

           "UCC" means the Uniform Commercial Code, as in effect from time to time in each state where any of the Collateral is located or otherwise has a situs; provided, however, if the Uniform Commercial Code in no particular state is ascertainable or applicable, UCC shall mean the Uniform Commercial Code, as in effect from time to time in the State of Louisiana.

           "Unused Commitment" has the meaning ascribed to the term in
     Section 1.1 hereof.

           "Whitney" has the meaning ascribed to the term in the recitals to this Agreement.

     All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Section references pertain to this Agreement.

     11.2 Financial Terms. Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined under GAAP.

     11.3 Delay. No delay on the part of Banks, Agent or any holder of any one or more of the Notes, in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     11.4 Notices. All notices, statements, requests and demands given to or made under any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made when deposited in the mail, postage pre-paid, registered or certified mail return receipt requested addressed:

     If to Banks:

                    Bank One, Louisiana, N.A.
                    201 St. Charles Avenue, 29th Floor
                    New Orleans, Louisiana 70170
                    Attention:  Mr. J. Charles Freel, Jr.
                                First Vice President
                           and

                    Whitney National Bank
                    228 St. Charles Avenue
                    New Orleans, Louisiana  70130
                    Attention:  Mr. Harry C. Stahel
                                Senior Vice President

                  With a copy to:

                    F. Rivers Lelong, Jr., Esq.
                    Jones, Walker, Waechter, Poitevent, Carrere &
                     Denegre, L.L.P.
                    Place St. Charles
                    201 St. Charles Avenue
                    New Orleans, Louisiana  70170

               If to Agent:

                    Bank One, Louisiana, N.A.
                    201 St. Charles Avenue, 29th Floor
                    New Orleans, Louisiana 70170
                    Attention:  Mr. J. Charles Freel, Jr.
                                First Vice President

                  With a copy to:

                    F. Rivers Lelong, Jr., Esq.
                    Jones, Walker, Waechter, Poitevent, Carrere &
                     Denegre, L.L.P.
                    Place St. Charles
                    201 St. Charles Avenue
                    New Orleans, Louisiana  70170

               If to Borrower or any of its Subsidiaries:

                    Gulf Island Fabrication, Inc.
                    583 Thompson Road
                    Houma, Louisiana 70363
                    Attention:  Kerry J. Chauvin, President

                              or

                    Gulf Island Fabrication, Inc.
                    P.O. Box 310
                    Houma, Louisiana  70361
                    Attention:  Kerry J. Chauvin, President

     With respect to notices to Borrower, such notices shall, if sent by overnight courier or other means requiring a street address, be sent to the first address provided above. If such notices are sent by means not requiring a street address, such notices shall be sent to the second address provided above.

     11.5 Expenses. Whether or not the Advances are made, Borrower agrees to reimburse Banks and Agent, upon demand, for all expenses (including reasonable attorneys' fees and legal expenses incurred by Banks and/or Agent) incurred by Banks and/or Agent in the preparation, negotiation and/or execution of the Loan Documents, and in enforcing the obligations of Borrower hereunder or under any of the other Loan Documents, and to pay, and save Banks and Agent harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement, the execution, delivery or issuance of the Notes, and/or the execution, delivery and recordation of the other Loan Documents, which obligations of Borrower shall survive any termination of this Agreement.

          11.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          11.7 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

          11.8 Law. The Loan Documents, and each of them, shall be contracts made under and governed by the laws of the State of Louisiana.

          11.9 Successors. This Agreement shall be binding upon Borrower, its Existing Subsidiaries, Banks, Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, its Existing Subsidiaries, Banks and the successors and assigns of Banks and Agent. Borrower and its Subsidiaries shall not assign their rights, obligations or duties hereunder or under any of the Loan Documents without the prior written consent of Banks. Banks shall give Borrower written notice of any assignment of its interests hereunder to any other Person, upon which assignment Borrower and its Existing Subsidiaries shall perform all of their respective obligations under the Loan Documents in favor of Banks' assignee(s) as though such assignee(s) were originally a party or parties to this Agreement.

          11.10 Amendments. No amendment or waiver of any provision of this Agreement or consent to any departure therefrom by Borrower, its Existing Subsidiaries, Banks or Agent shall be effective unless the same shall be in writing and signed by Borrower, its Existing Subsidiaries, Banks and Agent and, in the case of a waiver or consent, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          11.11 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any and all prior agreements with respect to the transactions contemplated hereby.

          11.12 Conflicts. This Agreement is in addition to and supplements the provisions of the other Loan Documents. To the extent that the provisions of this

Agreement are in conflict with, and not merely in addition to, the provisions of the other Collateral Documents, the provisions of this Agreement shall govern.

          11.13 Reaffirmation of Collateral Documents. Borrower and each of the Existing Subsidiaries hereby reaffirms its obligations under each of the Collateral Documents to which it is a party and agrees and confirms that all such Collateral Documents continue to secure all Obligations under this Agreement.

          11.14 VOS Name Change. Following the effective date of this Agreement, VOS shall change its name to Gulf Island MinDOC Company, L.L.C.

          IN WITNESS WHEREOF, the parties hereto and intervenors herein have caused this Agreement to be executed by their respective officers thereunto duly authorized effective as of the date first written above.

                                             BORROWER:

                                             GULF ISLAND FABRICATION, INC.


                                             By: /s/Kerry J. Chauvin
                                                 _______________________________
                                                    Kerry J. Chauvin, President

                                             EXISTING SUBSIDIARIES:

                                             GULF ISLAND, L.L.C.

                                             By: /s/William A. Downey
                                                 _______________________________
                                                   William A. Downey, President

                                             DOLPHIN SERVICES, INC.

                                             By: /s/James Stewart
                                                 _______________________________
                                                  James Stewart, President

                                             SOUTHPORT, INC.


                                             By: /s/Kirk Meche
                                                 _______________________________
                                                    Kirk Meche, President


                                             VANGUARD OCEAN SERVICES, L.L.C.

                                             By: /s/Kerry J. Chauvin
                                                 _______________________________
                                                   Kerry J. Chauvin, President


                                             BANKS:

                                             BANK ONE, LOUISIANA, N.A.

                                             By: /s/J. Charles Freel, Jr.
                                                 _______________________________
                                                    J. Charles Freel, Jr.
                                                    First Vice President

                                             WHITNEY NATIONAL BANK

                                             By: /s/Harry C. Stahel
                                                 _______________________________
                                                    Harry C. Stahel
                                                    Senior Vice President

                                             AGENT:

                                             BANK ONE, LOUISIANA, N.A.

                                             By: /s/J. Charles Freel, Jr.
                                                 _______________________________
                                                    J. Charles Freel, Jr.
                                                    First Vice President

                                   EXHIBITS
                                   --------

A.  Bank One's form of Application for Stand-By Letter of Credit

B.  Form of Continuing Subsidiary Guaranty

C.  $10,000,000 Revolving Promissory Note made payable to the order of Bank One

D.  $10,000,000 Revolving Promissory Note made payable to the order of Whitney

E.  Borrower's Default and Warranty Certificate

F.  List of Collateral Documents

G.  Gulf Island Subsidiary Mortgage

H.  Gulf Island Subsidiary Security Agreement

I.  Description of Real Property

                                   SCHEDULES
                                   ---------

Schedule I - Litigation Pending Against Borrower

A. Case No. H-94-3547, AGIP Petroleum, Inc. vs. Gulf Island Fabrication, Inc., et al; In the U.S. District Court of Texas, Houston Division.

B. Case No. 125786 (Civil Action) Alvin Sawyer vs. Gulf Island Fabrication, Inc.; In the 32nd Judicial District Court for the Parish of Terrebonne, State of Louisiana.

C. Case No. 534,897, Stephen G. Benton, Jr. vs. Southport, Inc. consolidated with Gulf Island Fabrication, Inc.; In the 24th Judicial District Court, Division "D," Jefferson Parish, State of Louisiana.

D. Case No. 125186 (Civil Action) Robbie Sauce vs. Dolphin Services, Inc.; In the 32nd Judicial District Court for Parish of Terrebonne, State of Louisiana.

Schedule II - Environmental Citations

A. Gulf Island Fabrication, Inc. - Received Notice of Violation on 3/16/99 from LADEQ for permit violations. Presently waiting on determination from enforcement. Gulf Island Fabrication, Inc. Title V permit application submitted to LADEQ in January 2000.

B. Southport, Inc. - On 11/17/99, notified LADEQ that it exceeded permitted limits. Permit modification was submitted to LADEQ in December of 1999. Currently anticipate a new permit to be issued in February of 2000.

                                  EXHIBIT "I"

TRACT ONE:
---------

Owner: Gulf Island, L.L.C.

ALL OF THAT CERTAIN TRACT OR PARCEL OF LAND, together with all of the buildings and improvements thereon, and all of the rights, ways, privileges, servitudes, appurtenances and advantages thereunto belonging or in anywise appertaining, situated in the Parish of Terrebonne, State of Louisiana, in Sections 1 and 15, T18S, R17E, and according to survey of T. Baker Smith & Son, Inc., dated September 19, 1991, said property measures as follows, to-wit:

     Commencing at the intersection of the centerline of Thompson Road with the centerline of Grand Caillou Road (La. Hwy. 57); thence, S 81(degrees) 03'50" W a distance of 4831.76 feet to the point of beginning;

     Thence, S 8(degrees)56'10" E  a distance of 1300.00 feet to a point;

     Thence, S 8l(degrees)03'5O" W a distance of 1779.09 feet to a point;

     Thence, S 8(degrees)56'10" E a distance of 650.00 feet to a point;

     Thence, S 81(degrees)03'50" W a distance of 2323.21 feet to the centerline of the Houma Navigation Canal right-of-way;

     Thence, N 7(degrees)45'19" E on and along said centerline a distance of
     187.31 feet to a point;

     Thence, N 5(degrees)31"22" E on and along said centerline a distance of
     485.97 feet to a point;

     Thence, N 5(degrees)33'33" E on and along said centerline a distance of
     404.43 feet to a point;

     Thence, N 1(degrees)18'58" E on and along said centerline a distance of 889-50 feet to a point;

     Thence, N 0(degrees)58'37" W on and  along said centerline a distance of
     33.43 feet to a point;

     Thence, N 8l(degrees)03'50" E on and along the centerline of Thompson Road a distance of 3662.99 feet to the point of beginning, containing
     146.243 acres.

Together with all the buildings and improvements now or hereafter situated on the aforedescribed property and appurtenances, rights, ways, privileges, servitudes, prescriptions, natural increases, accessions and advantages now or hereafter belonging or in anywise appertaining thereto, including, without limitation, all component parts of the aforedescribed property, and all component parts of any building or other construction located on the aforedescribed property, now or hereafter forming a part of or attached to the aforedescribed property or used in connection therewith.

TRACT TWO:
---------

Owner: Gulf Island, L.L.C.

ALL OF THAT CERTAIN TRACT OR PARCEL OF LAND, together with all of the buildings and improvements located thereon and all of the rights, ways, privileges, servitudes, appurtenances and advantages thereunto belonging or in any way appertaining, situated in the Parish of Terrebonne, State of Louisiana, in Sections 11, 47 and 48, T17S-Rl7E and Sections 15 and 17, T18S-Rl7E of said Parish, all as more fully shown on a plat and survey entitled "Gulf Island Fabrication, Inc.. - Survey of A 437.014 Acre Tract Located in Sections 11, 47 and 48, T17S-Rl7E and Sections 15 and 17, T18S-Rl7E, Terrebonne Parish, Louisiana" dated September 19, 1991 prepared by T. Baker Smith & Son, Inc., and according to which plat and survey said property measures as follows, to-wit:

     Commencing at the northwest corner being the intersection of the northerly property line and the easterly right-of-way line of Louisiana State Highway 315, proceed N 84(degrees)23'47" E a distance of 3335.89 feet to a point;

     Thence along a curve to the right having a delta of 5(degrees)l6'27" with chord bearing S 24(degrees)03'28" E a distance of 1046.89 feet to a point;

     Thence S 19(degrees)07'32" E a distance of 469.15 feet to a point;

     Thence S 15(degrees)01'40"E a distance of 1078.97 feet to a point;

     Thence S 13(degrees)24'38"E a distance of 791.67 feet  to a point;

     Thence S 07(degrees)35'11"E a distance of 813.04 feet to a point;

     Thence S 08(degrees)20'28"E a distance of 59.49 feet to a point;

     Thence S 03(degrees)06'15"E a distance of 889.93 feet to a point;

     Thence S 00(degrees)52'48"E a distance of 369.78 feet to a point;

     Thence N 80(degrees)43'28"W a distance of 1567.06 feet to a point;

     Thence N 82(degrees)32'28" W a distance of 2563.86 feet to a point;

     Thence N 05(degrees)44'37" W a distance of 4445.67 feet to the point of beginning of a 437.014 acre tract.

Together with all the buildings and improvements now or hereafter situated on the aforedescribed property and appurtenances, rights, ways, privileges, servitudes, prescriptions, natural increases, accessions and advantages now or hereafter belonging or in anywise appertaining thereto, including, without limitation, all component parts of the aforedescribed property, and all component parts of any building or other construction located on the aforedescribed property, now or hereafter forming a part of or attached to the aforedescribed property or used in connection therewith.

TRACT THREE:
-----------

Owner: Dolphin Services, Inc. as successor to Dolphin Sales & Rentals, Inc.

Commencing at a point S 81(degrees)03' 50" W, a distance of 3,360.00 feet from the intersection of the centerline of La. State Highway No. 57 with the centerline of Thompson Road; said point being the southeast corner of the tract being conveyed and being on the centerline of Thompson Road, and also being the point of beginning;

Thence S 81(degrees)03' 50" W, along the centerline of Thompson Road, a distance of 330.00 feet to a point;

Thence N 8(degrees)56' 10" W, a distance of 1,320.00 feet to a point in the centerline of Munson Slip;

Thence N 81(degrees)03' 50" E, along said centerline, a distance of 330.00 feet to a point;

Thence S 8(degrees)56' 10" E, a distance of 1,320.00 feet from the point of beginning and containing an area of 10.000 acres, more or less, all as more fully shown on a map prepared by Southern Surveyors, dated May 4, 1976, and titled "Plat of Survey Showing a Proposed Purchase from Walter Land Company located in Section 12, T17S, R17E, and Section 1, T18S, R17E, Terrebonne Parish, Louisiana".

Together with all the buildings and improvements now or hereafter situated on the aforedescribed property and appurtenances, rights, ways, privileges, servitudes, prescriptions, natural increases, accessions and advantages now or hereafter belonging or in anywise appertaining thereto, including, without limitation, all component parts of the aforedescribed property, and all component parts of any building or other construction located on the aforedescribed property, now or hereafter forming a part of or attached to the aforedescribed property or used in connection therewith.


TRACT FOUR:
----------

Owner: Dolphin Services, Inc.

A certain lot or parcel of ground, together with all buildings and improvements thereon, located in Section 12, Township 17 South, Range 17 East, and Section 1, Township 18 South, Range 17 East, Terrebonne Parish, Louisiana, being Lot 27 of Houma-Terrebonne Industrial Park as shown on a plat of survey of Robert C. Reed, Registered Land Surveyor, dated March 22, 1972, revised July 11, 1973, said plat attached to document dated February 17, 1975, and registered in COB 608, folio 670, Entry No. 482726, and said Lot 27 being more particularly described as follows, to-wit:

Commencing at a point S 81(degrees)03'50" W, a distance of 1,150 feet from the intersection of the centerline of Roland Road with the centerline of Thompson Road; said point being the southeasterly corner of Lot 27 and also being the point of beginning.

Thence S 81(degrees)03'50" W along the centerline of Thompson Road, a distance of 330.00 feet to a point on the property line between Lots 27 and 26;

Thence N 8(degrees)56'10" W along said property line, a distance of 1,320.00 feet to a point in the centerline of Munson Slip;

Thence N 81(degrees)03'50" E, along the centerline of Munson Slip, a distance of
330.00 feet to a point on the property line between Lots 27 and 28 of said Houma-Terrebonne Industrial Park;

Thence S 8(degrees)56'10" E, along said line between Lots 27 and 28, a distance of 1,320.00 feet to the point of beginning, containing an area of 10.100 acres, more or less. Said Lot 27 is shown on a plat prepared by Euclid Engineering Co., Inc. dated November 13, 1978.

Together with all the buildings and improvements now or hereafter situated on the aforedescribed property and appurtenances, rights, ways, privileges, servitudes, prescriptions, natural increases, accessions and advantages now or hereafter belonging or in anywise appertaining thereto, including, without limitation, all component parts of the aforedescribed property, and all component parts of any building or other construction located on the aforedescribed property, now or hereafter forming a part of or attached to the aforedescribed property or used in connection therewith.